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                                                                     Exhibit c.2



                       Opinion of Alouette Capital, Inc.

                               September 17, 2002

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                                ALOUETTE CAPITAL

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
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21 School Street                                             Telephone:           (617)523-8666
Boston, MA 02108                                             Facsimile:           (617)523-8699
                                                             e-mail:        mark.noonan@gte.net
                                                             e-mail:     johnturner@gtemail.net
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September 17, 2002

The Westwood Group, Inc.
190 V.F.W. Parkway
Revere, Massachusetts 02151

Members of the Board of Directors:

     We understand that The Westwood Group, Inc. ("Westwood" or the "Company") is contemplating a transaction pursuant to which Westwood's Certificate of Incorporation will be amended to effect a one for 1,500 reverse stock split of the Company's Common Stock and Class B Common Stock coupled with a cash payment of $4.00 per share in lieu of the issuance of any resulting fractional shares (the "Reverse Stock Split" or the "Transaction").

     You have requested that Alouette Capital, Inc. ("Alouette") render an opinion (the "Opinion"), as investment bankers, as to the fairness from a financial point of view of the $4.00 per share cash payment to be paid in lieu of the issuance of any resulting fractional shares of Common Stock or Class B Common Stock following the Reverse Stock Split (the "Transaction Consideration").

     Alouette, as part of its financial advisory business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, negotiated transactions and valuations for corporate and other purposes. Alouette has, in the past, provided investment banking services to the Company and to Back Bay Restaurant Group, Inc. ("BBRG"). Mr. Charles F. Sarkis owns a controlling interest in the common equity of both of the aforementioned companies.

     In connection with the Opinion set forth herein, we have, among other things:

     - reviewed Westwood's Annual Reports on Form 10-K filed with the Securities and Exchange Commission for the five fiscal years ended December 31, 2001, including the audited consolidated financial statements of Westwood included therein;

     - reviewed Westwood's Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission for the quarters ended March 31, 2002 and June 30, 2002, including the unaudited consolidated financial statements of the Company included therein;

     - reviewed two appraisals from an independent third party valuing the real property located at 190 V.F.W. Parkway in Revere, Massachusetts;

     - reviewed certain information of Westwood, including financial projections relating to the business, earnings and prospects of Westwood prepared by the management of Westwood;

     - held discussions with members of senior management of Westwood regarding the business, operations, financial results and business prospects of Westwood;

     - Reviewed publicly available financial operating and stock market data concerning certain companies having similar financial characteristics to those of Westwood including growth trends in revenues and earnings, earnings margins and levels of debt as a percent of total market capitalizations;

     - performed various valuation analyses, as we deemed appropriate, of Westwood using generally accepted analytical methodologies, including the application to the financial results of Westwood of the public trading multiples of companies having certain similar financial characteristics which we deemed comparable to the Company;
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     - evaluated and assessed the fair market value of Westwood's assets and liabilities on a liquidated basis;

     - reviewed the historical trading prices and volumes of Westwood's Common Stock; and

     - performed such other financial studies and analyses, and made such other inquiries and investigations as we deemed appropriate.

     In rendering the Opinion, at your direction we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company or obtained by us from other sources, and upon the assurance of the Company's management that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. We have not independently verified such information, or undertaken an independent appraisal of the assets or liabilities (contingent or otherwise) of Westwood.

     The Opinion is necessarily based upon financial, economic, market and other conditions as they exist, and the information made available to us, as of the date hereof. We disclaim any undertakings or obligations to advise any person of any change in any fact or matter affecting the Opinion, which may come or be brought to our attention after the date of the Opinion.

     The Opinion does not constitute a recommendation as to any action the Board of Directors of the Company or any stockholder of the Company should take in connection with the Transaction or any aspect thereof. The Opinion relates solely to the fairness from a financial point of view as of the date hereof of the Transaction Consideration. We express no opinion herein as to the structure, terms, merits or effect of any other aspect of the Transaction.

     This letter is for the information of the Board of Directors of the Company for its use in evaluating the fairness from a financial point of view of the Transaction Consideration. It may not be used for any other purpose or referred to without our prior written consent except for necessary filings with the Securities and Exchange Commission by the Company.

     Based upon and subject to all of the foregoing, we are of the opinion, as investment bankers, that, as of the date hereof, the Transaction Consideration is fair, from a financial point of view, to the stockholders of the Company who will receive a cash payment in lieu of any resulting fractional shares of Common Stock or Class B Common Stock following the Reverse Stock Split.

                                          Sincerely

                                          ALOUETTE CAPITAL, INC.

                                          /s/ E. MARK NOONAN
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                                          E. Mark Noonan
                                          Managing Director

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